Exhibit 2.1

[***] Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment

DATED 5 May, 2015

(1) SELLERS

(2) OPKO IRELAND LIMITED

(3) OPKO HEALTH, INC.

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES
IN EIRGEN PHARMA LIMITED

McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
BOB\16793391.14

CONTENTS
CLAUSE    PAGE
1.    Interpretation    1
2.    Sale of Shares    10
3.    Consideration    10
4.    Completion Payment    10
5.    Completion    10
6.    Sellers’ Warranties    11
7.    Limitations on the Sellers’ liability    12
8.    Indemnification    12
9.    Seller Indemnity Escrow    13
10.    Restrictions on sale of OPKO Consideration Shares    13
11.    The Buyer’s remedies    14
12.    Sellers’ Representative    14
13.    Buyer Warranties    14
14.    Protection of Goodwill    16
15.    Confidentiality    17
16.    Announcements    18
17.    Payments under this Agreement    18
18.    Notices    19
19.    Variation    20
20.    Costs and Expenses    20
21.    Assignment and Successors    20
22.    Waiver    20
23.    Further Assurance    20
24.    Effect of Completion    21
25.    Rights, Powers and Remedies are Cumulative    21
26.    Invalidity    21
27.    Entire Agreement    21

28.    Counterparts    21
29.    Process Agent    21
30.    Governing Law and Jurisdiction    21

THIS AGREEMENT is made on 5 May, 2015
BETWEEN

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (together the “Sellers”, and each a “Seller”);

(2)	OPKO IRELAND LIMITED, a company registered in Ireland under number 530936 and having its registered office at Citywest Business Campus, 3013 Lake Drive, Dublin 24, Ireland (“OPKO Irl”); and

(3)	OPKO HEALTH, INC., a company formed under the laws of Delaware, and having its registered office at 4400 Biscayne Boulevard, Miami, Florida 33137, USA (the “OPKO Inc”),
so that the “Buyer” in this Agreement means, where the context so requires, OPKO Irl (in the case of Shares to be acquired for cash) and/or OPKO Inc (in the case of Shares to be acquired for the issuance of OPKO Consideration Shares).
RECITALS:

(A)
EirGen Pharma Limited (the “Company”) is a private limited company incorporated in Ireland under registration number 398605. Further particulars of the Company and of its Subsidiary are set out in Parts 1 and 2 of Schedule 2.

(B)	The Sellers are the owners of the numbers of Shares set opposite their respective names in column 3 of Part 1 of Schedule 1 (the “Sellers’ Shares”).

(C)	OPKO Inc is the indirect owner of 100% of the issued share capital in OPKO Irl.

(D)	The Sellers have agreed to sell and the Buyer has agreed to buy, the Sellers’ Shares on the terms and subject to the conditions of this Agreement.

(E)	The Shareholders other than the Sellers have respectively agreed to sell, and OPKO Irl has agreed to buy, the Remaining Shares, subject to the conditions of the Ancillary Share Purchase Agreements.
NOW IT IS AGREED as follows:

1.	Interpretation

1.1	Definitions
In this Agreement unless the context requires otherwise:
“Accounts” means the audited balance sheets and profit and loss accounts of the Company and the Subsidiary as at the Accounts Date and the audited financial statements of the Company for the financial year of the Company ended on the Accounts Date, together with the reports of the directors and auditors on those accounts and the notes to those accounts;
“Accounts Date” means 31 December 2014;
“Agreed CD Rom” means a CD Rom containing the material in the Data Room;
“Agreed Form” means a document specified in this Agreement in a form approved by OPKO Irl (on behalf of the Buyer) and the Sellers, as evidenced by such parties (or, in the case of the Sellers, by the Sellers' Representative or any partner of the Sellers' Solicitors) initialling such documents or as recorded as being in agreed form in email correspondence from the Buyer's Solicitors and from the Sellers' Solicitors respectively;
“Agreement” means this agreement;

1    Principal Sellers SPA

“Ancillary Share Purchase Agreements” means the share purchase agreements entered into between OPKO Irl and the Shareholders other than the Sellers pursuant to the conditions of which the Shareholders other than the Sellers have respectively agreed to sell and OPKO Irl has agreed to purchase the Remaining Shares;
“Assurance” means any warranty, representation, statement, promise, arrangement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever and whether or not in writing;
“Average Common Stock Trading Price” means the average closing price of OPKO Common Stock on the New York Stock Exchange for the ten (10) Trading Days ending on the last Trading Day prior to the date of this Agreement;
“BD”, means Barrie Daish of 6 Bessborough Parade, Rathmines, Dublin 6 (being one of the Sellers);
“Business” means the business of the Group carried on at the date of Completion;
“Business Day” means a day other than a Saturday or Sunday or public holiday in Ireland on which banks are generally open for business in Dublin, Ireland;
“Buyer’s Group” means the Buyer and any other company which is or becomes a subsidiary or holding company of the Buyer or a subsidiary of such holding company;
“Buyer’s Solicitors” means McCann FitzGerald of Riverside One, Sir John Rogerson’s Quay, Dublin 2, Ireland;
“Claim” means a Warranty Claim, any other indemnity claim under clause 8 or a Tax Deed Claim;
“Claimant” means the Buyer and/or any assignee of a benefit of any of the Warranties or the Tax Deed pursuant to clause 21;
“Claim Notice” means a written notice of a Claim which contains specific details of the nature of the Claim, the circumstances giving rise to it and the Buyer's bona fide estimate (acting reasonably and in good faith) of any alleged loss or liability;
“Closing Trial Balance” means a closing trial balance as at the Completion Date printed from the Company’s SAP software;
“Companies Acts” means the Companies Acts 1963 to 2013 and any legislation in whatever form to be construed as one with those Acts;
“Company Product” means a product or service developed, manufactured, licensed, distributed or sold by any Group Company;
“Company Product Data” means all manufacturing information and data, and all submissions and correspondence with or to any Governmental Authority regarding any Company Product or Facility;
“Company Product Inventory” means all inventory owned as at the Completion Date by any Group Company (including sample inventory) of finished Company Product or works in progress or materials used in the manufacture of finished Company Product, held anywhere on behalf of any Group Company (or of any other Person on behalf of any Group Company) or in transit to or from any Group Company;
“Completion” means completion of the sale and purchase of the Sellers’ Shares in accordance with clause 5;
“Completion Date” means the date on which Completion occurs;
“Completion Payment” has the meaning given to it in clause 4.1;

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“Confidential Information” means all information which is used in or otherwise relates to the business, customers or financial or other affairs of the Group including, without limitation, information relating to:

(a)
the marketing of goods or services, including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices market research reports and surveys and advertising or other promotional materials;

(b)	product information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications and blueprints;

(c)	future projects, business development or planning, commercial relationships and negotiations; or

(d)	any information in relation to which a Group Company is bound by an obligation of confidence to a third party, but does not include information which is made public by, or with the written consent of, OPKO Irl;
“Connected Person” means a person connected with a director of any Group Company within the meaning of section 26 of the Companies Act 1990 and “Connected” shall be construed accordingly;
“Consideration” means the consideration for the Sellers’ Shares set out in clause 3;
“Data Room” means the online data room facility relating to the Group and its business made available to the Buyer through Intralinks at Completion, as recorded in the Agreed CD Rom;
“Deed of Termination” means a deed of termination in the Agreed Form to be entered into at Completion terminating the shareholders’ agreement dated 22 March 2012 between the Sellers, certain other holders of Shares and the Company;
“Designated Sellers” means each of Eileen Raggett and Ontario Inc., (and each being a “Designated Seller”);
“Disclosed” means information fairly disclosed to the Buyer in the Disclosure Letter in a manner such that it provides sufficient detail to enable the Buyer to identify the nature and extent of the matter disclosed;
“Disclosure Letter” means the letter from the Management Sellers to the Buyer in relation to the Warranties having the same date as this Agreement;
“Elected Cash Consideration Amount” means the amount elected by a Seller to be received in cash at Completion from OPKO Irl which is set out opposite each Seller’s name in column 5 of Part 1 of Schedule 1;
“Elected Shares Consideration Amount” means the amount elected by a Seller to be received in the form of OPKO Consideration Shares at Completion which is set out opposite each Seller’s name in column 6 of Part 1 of Schedule 1;
“Encumbrance” includes any adverse claim or right or third party right or interest; any equity; any option or right of pre-emption or right to acquire or restrict; any mortgage, charge, assignment, hypothecation, pledge, lien or security interest or arrangement of whatsoever nature; any reservation of title; any hire purchase, lease or instalment purchase agreement and any other encumbrance, priority or security interest or similar arrangement of whatever nature;
“Escrow Account” means a separately designated account with the Escrow Agent pursuant to the terms of the Escrow Agreement;
“Escrow Agent” means American Stock Transfer & Trust Company;

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“Escrow Agreement” means the agreement in the Agreed Form to be entered into at Completion between the Buyer, the Management Sellers and the Escrow Agent in respect of the Escrow Account;
“Escrow Amount” means [***], comprising [***] of [***];
“Escrow Consideration Shares” means that number of OPKO Common Stock having an aggregate value equal to the Escrow Amount, (representing [***] of [***]) and each such unit of OPKO Common Stock being valued for this purpose at an amount equal to the Average Common Stock Trading Price;
“Escrow Period” means the period from midnight on the Completion Date and ending at 11:59pm (GMT) on [***];
“Euro” and “€” means the lawful currency of Ireland;
“Exchange Act” means the Securities Exchange Act, 1934 (as amended) of the United States of America;
“Facility” means any buildings, plants, improvements or structures located on the Properties;
“Fundamental Warranties” means the Warranties set out in Part 1 of Schedule 5;
“Fundamental Warranty Claim” means an indemnity claim under clause 8 in relation to the Fundamental Warranties;
“General Warranties” means the warranties set out in Part 2 of Schedule 5;
“General Warranty Claim” means an indemnity claim under clause 8 in relation to the General Warranties;
“Governmental Authority” means any federal, state, local, tribal, provincial, municipal or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body;
“Group” means the Company and the Subsidiary and “Group Company” means any one of them;
“Intellectual Property” means all intellectual property of whatever nature anywhere in the world and the rights subsisting therein including, without prejudice to the generality of the foregoing: discoveries; inventions; improvements; designs; processes; know‑how; research; works of authorship; computer software; databases; performances; trade or business names; domain names; patents, utility models and short term patents (and applications for same); trade marks and trade mark applications; rights (registered or unregistered and applications for same) in any design; copyright (including rights in computer software and semi-conductor topographies); confidential and proprietary knowledge and information and any rights protecting same; business goodwill and reputation and rights protecting same; data base rights; and all intellectual property rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;
“Ireland” means the Republic of Ireland;
“Laws” means any applicable law, statute, ordinance, rule, regulation, order, writ, judgments or decree;
“Leakage” means:

(a)
any dividend, distribution or other return of assets, profits or capital or any payments in lieu of any such dividend, distribution or other return of assets, profits or capital declared, paid or made by a member of the Group to, for the benefit of, or at the direction of, a Shareholder or any member of such Shareholder’s Group;

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(b)
any payments made, future benefits granted or assets transferred to or from, or liabilities assumed by, indemnified or incurred for the ultimate benefit of, any of the Shareholders or any of their Related Persons by any Group Company;

(c)
any payments made or agreed to be made by any Group Company to any of the Shareholders or any of their respective Related Persons in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)	the waiver, deferral or release by any member of the Group of any amount, right, value or benefit owed to any member of the Group by a Shareholder or any member of such Shareholder’s Group;

(e)	any Encumbrance created over any of the assets of a member of the Group to or for the benefit of a Shareholder or any member of such Shareholder’s Group;

(f)
the payment by any member of the Group of Transaction-related or other bonuses or amounts to a Shareholder, any member of such Shareholder’s Group, any employees of such Shareholder or such Shareholder’s Group or any employees of any member of the Group;

(g)	any other payments made (whether in cash or in kind) by any member of the Group to a Shareholder or any member of such Shareholder’s Group, and whether or not purporting to be for value received;

(h)	any agreement to do or pay any of the foregoing; and

(i)	any Tax to the extent becoming payable by any member of the Group as a consequence of any of the foregoing;
but does not include any Permitted Leakage and, for the purposes of this definition, references to a Shareholder or any member of such Shareholder’s Group shall include any nominee or agent or any person receiving monies on behalf of such person;
“Letters of Resignation” means the directors’ letters of resignation in the Agreed Form as referred to in paragraph 1(f) of Part 1 of Schedule 4;
“Losses” means any losses, damages, bonds, dues, assessments, fines, interest, penalties, claims, Taxes, fees, costs, expenses or amounts paid in settlement (in each case, including any adviser and experts’ fees and expenses and costs of investigation), whether or not involving a third party claim and costs of defence involving a third party claim but excluding any special, consequential, indirect or punitive damages unless paid to a third party;
“Management Accounts” means the unaudited profit and loss account and balance sheet of the Company and the Subsidiary for the three months ended on 31 March 2015;
“Management Sellers” means each of Patsy Carney and Thomas Brennan, (and each being a “Management Seller”);
“Notice” has the meaning given to it in clause 18;
“Ontario Inc.” means 1575773 Ontario Inc., a company registered in Canada and having its registered office at c/o Kapadia LLP, Suit 1, 265 Rimrock Road, North York, Ontario, Canada M3J 3C6;
“OPKO Common Stock” means the common stock of OPKO Inc with a par value of US$0.01 per share;
“OPKO Consideration Shares” means the shares of OPKO Common Stock issued pursuant to the terms of this Agreement (including the Escrow Consideration Shares);
“Outstanding Regulatory Approvals” means all Regulatory Approvals maintained by the Company at the date of this Agreement;

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“Permitted Leakage” means:

(j)	all payments:

(i)
of salary, fees, benefits, bonuses and expenses to or for the benefit of any of the Shareholders as employees or directors of, or investors in or consultants of, any member of the Group, provided that any element of any bonus which is related to the sale of the Shares pursuant to this Agreement and/or the Ancillary Share Purchase Agreements shall not be Permitted Leakage and will be deemed Leakage;

(ii)	in respect of the cost of any directors and officers liability insurance and maintaining any run off cover in respect of the same;

(iii)	to Enterprise Ireland in respect of the redemption of the 8% cumulative redeemable preference shares of €1.00 each held by Enterprise Ireland in the capital of the Company;

(iv)
to Glopec International Inc pursuant to the supply agreement dated 10 March 2015 between Glopec International Inc and the Company and the consultancy agreement dated 13 August 2012 between Glopec International Inc and the Company (as amended);

(v)
to Q1 Scientific Limited pursuant to the technical agreement between Q1 Scientific Limited and the Company (details of which were provided in the Data Room) and the service agreement dated 1 February 2013 between Q1 Scientific Limited and the Company;

(vi)	to Martina Ryan (trading as MRA) pursuant to the terms of business dated 15 June 2006 entered into between the Company and Martina Ryan (trading as MRA);

(vii)	to Clarnwood Capital Limited pursuant to the consultancy agreement dated 1 July 2013 between Clanwood Capital Limited and the Company; and

(viii)	any Tax to the extent becoming payable by any member of the Group as a result of the foregoing;
provided that such payments are in the ordinary and usual course of business;
“person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind;
“Properties” means the properties described in Schedule 3;
“Regulatory Approvals” means, with respect to any country in which the Group carries on Business, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to distribute, sell or market a Company Product in such country including, where applicable:

(a)	pricing or reimbursement approval in such country;

(b)	pre- and post-approval marketing authorizations;

(c)	labelling approval; and

(d)	technical, medical and scientific licenses;
“Regulatory Authority” means any applicable supra-national, federal, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity, including the Health Products Regulatory Authority (“HPRA”), the European Medicines Agency (“EMA”) and the United States Food and Drug Administration (“FDA”), regulating or otherwise exercising authority with

6    Principal Sellers SPA

respect to the development, manufacture or commercialization (including the determination of pricing or reimbursement) of a Company Product in any country in which the Group carries on Business;
“Regulatory Filings” means the filings made by any Group Company to any Regulatory Authorities to date;
“Related Persons” means:

(e)
in the case of a person which is a body corporate, any subsidiary or holding company of that person and any subsidiary of any such parent company, and any trustee or nominee acting on its behalf, in each case from time to time; and

(f)	in the case of a person which is an individual, a person Connected to that individual;
“Relevant Jurisdiction” means a country within which any Group Company has undertaken any transactions of whatsoever nature;
“Remaining Shares” means the Shares other than the Sellers’ Shares;
“SEC” means the Securities and Exchange Commission of the United States of America;
“Securities Act” means the Securities Act 1933 of the United States of America (as amended);
“Seller Consideration Amount” means, in respect of each Seller, the amount set opposite that Seller’s name in column 4 of Part 1 of Schedule 1;
“Seller’s Group” means a Seller and any other company which is or becomes a subsidiary or holding company of such Seller or a subsidiary of such holding company;
“Shareholder’s Group” means a Shareholder and any other company which is or becomes a subsidiary or holding company of such Shareholder or a subsidiary of such holding company;
“Sellers’ Representative” means Patsy Carney or such other person appointed by the Sellers in accordance with clause 12;
“Sellers’ Solicitors” means William Fry Solicitors of 2 Grand Canal Square, Dublin 2, Ireland;
“Sellers’ Solicitors’ Account” means the US Dollar client account of the Seller’s Solicitors at [***] with [***] (with payment reference [***] to be used for any transfer into same);
“Service Agreements” means the service agreements in the Agreed Form to be entered into on Completion between the Company and [***] and [***] respectively, incorporating, in each case, amendments to their respective existing service agreements with the Company;
“Shares” means shares in the allotted and issued share capital of the Company;
“Shareholders” means all of the shareholders of the Company immediately prior to Completion;
“Specified Employees” means [***];
“Subsidiary” means the company of which brief particulars are set out in Part 2 of Schedule 2;
“Tax” means all forms of taxation either in Ireland or elsewhere wherever and whenever created or imposed, including, without limitation:

(a)
corporation tax (including any surcharge), advance corporation tax, income tax (including tax or amounts on account of tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, gift tax, capital acquisition tax, value added

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tax, dividend (distribution) withholding tax, national insurance contribution, PAYE deductions, pay related social insurance, levies and universal social charge, capital duty, stamp duty, deposit interest retention tax, professional services withholding tax, relevant contracts tax, surtax, duties of customs and excise and import, petroleum revenue tax, environmental levies (including environmental levy on plastic bags), rates and all taxes, duties or similar charges replaced by or replacing any of the foregoing;

(b)	all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added and personal property;

(c)	all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable and/or collectable by any Tax Authorities in any Relevant Jurisdiction; and

(d)	any payment whatsoever which a Group Company may be or become bound to make to any person as a result of the discharge by that person of any tax which a Group Company has failed to discharge;
together with all penalties, surcharges, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against, or attributable directly or primarily, to a Group Company or any other person and regardless of whether any amount in respect of any of them is recoverable from any other person;
“Tax Authorities” means the Revenue Commissioners in the Republic of Ireland or the recognised tax authorities in any Relevant Jurisdiction;
“Tax Deed” means the tax deed of indemnity to be entered into at Completion between the Management Sellers and the Buyer in the Agreed Form;
“Tax Deed Claim” means any claim by the Buyer under the Tax Deed;
“Trading Day” means a day on which the New York Stock Exchange or any successor exchange is open for trading of securities admitted to its official list;
“Transaction” means the sale of the entire issued share capital of the Company to the Buyer;
“Transaction Documents” means this Agreement, the Tax Deed, the Deed of Termination, the Disclosure Letter, the Escrow Agreement, the Service Agreements and the Letters of Resignation;
“US dollars”, “US$” and $ means the lawful currency of the United States of America;
“Warranties” means the warranties contained in clauses 6.1, 6.2 and 6.3 and Schedule 5 and “Warranty” shall be construed accordingly; and
“Warranty Claim” means:

(d)	a Fundamental Warranty Claim; or

(e)	a General Warranty Claim.

1.2	Construction
In this Agreement, unless the context requires otherwise:

(a)	use of the singular includes the plural and vice versa;

(b)	a reference to one gender includes a reference to each other gender;

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(c)	the headings are inserted for convenience of reference only and shall not in any way form part of, or affect the construction or interpretation of, this Agreement;

(d)
the provisions of the Schedules to this Agreement form an integral part of this Agreement and have as full effect as if they were incorporated in the body of this Agreement and the expressions “this Agreement” and “the Agreement” shall be deemed to include the Schedules to this Agreement;

(e)	a reference to a person (including a party to this Agreement) includes a reference to that person’s legal personal representatives, successors and permitted assigns;

(f)	a reference to a document is a reference to that document as from time to time amended, supplemented or varied (in each case, other than in breach of the provisions of this Agreement);

(g)	any reference to any statute or statutory provision shall include:

(i)	any statute or statutory provision which:

(A)	amends, extends, consolidates, re-enacts or replaces any statute or statutory provision; or

(B)	has been amended, extended, consolidated, re-enacted or replaced (whether before or after the date of this Agreement) by any statute or statutory provision; and

(ii)	any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(h)	words and phrases the definitions of which are contained or referred to in the Companies Acts shall be construed as having the meanings attributed to them in such Acts;

(i)	a reference to any clause, sub-clause, paragraph, or Schedule shall be a reference to the clause, sub-clause, paragraph, or Schedule of this Agreement unless the context otherwise requires;

(j)
any reference to a “person” shall be construed as a reference to any individual, firm, company, corporation, undertaking, government, state, agency of a state, association, partnership, organisation, foundation or trust (whether or not having separate legal personality);

(k)	reference to a “company” shall be construed so as to include any company, corporation or body corporate, whenever and however established or incorporated;

(l)	all references to costs, charges and expenses include any irrevocable value added tax or similar tax charged or chargeable in respect thereof;

(m)
references to any tax in respect of income or profits or gains or chargeable gains earned, accrued or received on or before a particular date or in respect of a particular period shall include any tax in respect of income or profits or gains deemed for Tax purposes to have been or treated as earned, accrued or received on or before that date or in respect of that period;

(n)
any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(o)	the rule known as ‘contra proferentum” shall not apply; and

(p)	any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any

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jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

2.	Sale of Shares

2.1
Subject to the terms of this Agreement, each Seller severally shall sell, and OPKO Irl shall buy, the number of Sellers’ Shares set opposite each Seller’s name in column 2 of Part 2 of Schedule 1, with effect from immediately following execution of this Agreement.

2.2
Subject to the terms of this Agreement, each Seller severally shall sell, and OPKO Inc shall buy, the number of Sellers’ Shares set opposite each Seller’s name in column 3 of Part 2 of Schedule 1, with effect from immediately following the sale and purchase referred to in clause 2.1.

2.3
The Sellers’ Shares shall be sold free from all Encumbrances together with all other rights attached or accruing to the Sellers’ Shares, including the right to receive all dividends or distributions of whatever nature declared, paid or made in respect of any period on or after the Completion Date.

2.4
Each Seller severally waives any rights of pre-emption or other restriction on transfer to which it is entitled by virtue of the articles of association of the Company or otherwise in respect of the sale of the entire issued share capital of the Company to the Buyer on or about the date hereof.

3.	Consideration
The aggregate price (the “Consideration”) payable for the Sellers’ Shares shall be

(a)	in the case of the sale and purchase at clause 2.1, the Elected Cash Consideration Amount for each Seller (other than BD) payable in cash to the Sellers’ Solicitors’ Account; and

(b)	in the case of the sale and purchase at clause 2.2, the Elected Share Consideration Amount for each Seller to be satisfied by the issuance of the OPKO Consideration Shares.

4.	Completion Payment

4.1
Subject to clause 4.2 and 4.3, on the Completion Date, the Consideration shall be paid to the Sellers in accordance with columns 5 and 6 of Part 1 of Schedule 1 by the payment of cash by OPKO Irl and/or the issue and allotment of OPKO Consideration Shares by OPKO Inc credited as fully paid (the “Completion Payment”).

4.2	At Completion, the Escrow Amount shall be paid to the Escrow Account in the form of the Escrow Consideration Shares and in accordance with clause 9.2.

4.3
The number of OPKO Consideration Shares to be issued and allotted to a Seller pursuant to clause 4.1 shall be that number of OPKO Common Stock having an aggregate value equal to such Seller’s Elected Share Consideration Amount , and shall be calculated by dividing such Seller’s Elected Share Consideration Amount by the Average Common Stock Trading Price.

5.	Completion

5.1	Completion of the sales and purchases referred to in clauses 2.1 and 2.2 shall take place at the offices of the Buyer’s Solicitors immediately following the execution of this Agreement.

5.2	At Completion the Sellers and the Buyer shall do all those things respectively required of them in Schedule 4.

5.3	The Buyer shall not be obliged to complete this Agreement unless:

(a)	the Sellers comply with all of their obligations in Schedule 4; and

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(b)	the purchase of the Remaining Shares pursuant to the Ancillary Share Purchase Agreements is completed at the same time as the sale and purchase referred to in clause 2.1.

5.4	The Sellers shall not be obliged to complete this Agreement unless the Buyer comply with all of their respective obligations in Schedule 4.

5.5
Each of the Sellers appoints the Buyer to be that Seller's attorney for the purposes set out in this clause 5.5 from Completion until the Sellers’ Shares of that Seller are registered in the Buyer's name and on the following terms:

(a)	the Buyer may do the following in the name of such Seller:

(i)	exercise any rights, including rights to appoint a proxy or representative and voting rights, attaching to such Sellers’ Shares; and

(ii)	receive any dividend or other entitlement paid or credited to such Seller on or after Completion in respect of such Sellers’ Shares;

(b)	all acts and things done by the Buyer in exercising powers under this power of attorney will be as valid as if they had been done by such Seller; and

(c)	on registration of such Sellers’ Shares in the Buyer's name, the powers conferred on the Buyer under this clause 5.5 in respect of such Sellers’ Shares and such Seller immediately cease; and

(d)
the Buyer shall indemnify such Seller against any loss, liability and cost which it may incur as a result of or in connection with the exercise by the Buyer of the power conferred on the Buyer under this clause.

6.	Sellers’ Warranties

6.1
[***] warrants and undertakes to the Buyer that each of the Fundamental Warranties is, at the date of this Agreement, true and accurate, provided that the warranty and undertaking in respect of paragraphs 1.1. 1.2, 1.3(b), 1.4 and 1.5 of Part 1 of Schedule 5 is provided solely in respect of that Seller and its Seller’s Shares.

6.2
[***] warrants and undertakes to the Buyer that each of the Fundamental Warranties (other than the Fundamental Warranties at paragraphs 1.3(c), 1.3(d) and 1.5 of Part 1 of Schedule 5) is, at the date of this Agreement true and accurate in respect of him and his Seller Shares.

6.3	[***] warrants and undertakes to the Buyer that each of the General Warranties is, at the date of this Agreement, true, and accurate.

6.4	Each Seller agrees and acknowledges that the Buyer is entering into this Agreement in reliance on each Warranty.

6.5	The Warranties (other than the Fundamental Warranties) are qualified by the information and circumstances Disclosed in the Disclosure Letter.

6.6
Subject to the terms of this Agreement and the Tax Deed, no information of which the Buyer or its agents or advisers has knowledge (actual or constructive) and no investigation by or on behalf of the Buyer prevents any claim made by the Buyer under the Warranties and the Tax Deed or operates to reduce any liability of the Sellers or the amount recoverable by the Buyer from the Sellers (other than, in the case of the General Warranties, the information Disclosed in the Disclosure Letter). The Sellers shall not invoke the knowledge of the Buyer or its agents or advisers (actual or constructive) of a fact or circumstance which might make a Warranty untrue or inaccurate as a defence to a claim for breach of clause 6.1, 6.2, 6.3 or the Tax Deed (other than, in the case of the General Warranties, the information Disclosed in the Disclosure Letter). The Buyer confirms that none of [***] are at the date hereof actually aware of a

11    Principal Sellers SPA

circumstance which causes the General Warranties to be untrue or inaccurate and in respect of which the Buyer is contemplating an action for breach of General Warranties or of the Tax Deed after Completion.

6.7	Notwithstanding any other provision of this Agreement, the Disclosure Letter shall not limit the liability of the Sellers for any claims under the Fundamental Warranties or Tax Deed.

6.8
Any General Warranty that refers to the knowledge, information, belief or awareness of the Management Sellers shall be deemed to include the knowledge, information or belief which such Management Seller would have if such Management Seller had made all reasonable enquiries of the Specified Employees and the Management Sellers warrant that such enquiries have been made.

6.9	Each Warranty is independent and is not limited by a provision of this Agreement or by another Warranty (except where this Agreement provides otherwise).

6.10	Each Warranty shall continue in full force and effect notwithstanding Completion.

6.11
Each Seller [***] undertakes not to make a claim against any Group Company and/or a director, officer or employee of any Group Company which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by any Group Company, or a director, officer or employee of any Group Company for the purposes of assisting the Sellers to make a representation, give a Warranty or in the case of the Management Sellers only, prepare the Disclosure Letter.

6.12
The Management Sellers agree with the Buyer that, in the event of a breach of any of the warranties contained in paragraph 11.7 of Part 11 Schedule 5 {stamp duty}, they will pay to the Buyer by way of liquidated damages an amount equal to the unpaid stamp duty concerned together with any interest and penalties payable in relation thereto. The Management Sellers and the Buyer agree that such amount represents their genuine pre-estimate of the loss likely to be suffered by the Buyer in the event of such a breach.

6.13	The Buyer acknowledges and agrees that:

(a)
this Agreement and the other documents to be delivered by the Seller to the Buyer at Completion or pursuant to this Agreement contain the only Assurances given by the Sellers in relation to the Transaction; and

(b)
it has not relied, in relation to the purchase of the Shares and in relation to any other matters contemplated by this Agreement and the other documents to be delivered by the Sellers to the Buyer at Completion or pursuant to this Agreement on any other Assurances.

6.14	References to “Company” in Schedule 5 (other than paragraph 1.3(a) and 1.3(c) of Part 1 of Schedule 5) shall be deemed to include references to each Group Company.

7.	Limitations on the Sellers’ liability

7.1	The liability of the Sellers in respect of all Claims shall be limited as set out in Schedule 6.

7.2	The liability of each Management Seller in respect of all Tax Deed Claims shall be limited as set out in the Tax Deed.

8.	Indemnification

8.1
Subject to clause 7.1 and Schedule 6, from and after Completion, [***] shall [***] indemnify and keep indemnified the Buyer from, against and in respect of, the full amount of all Losses incurred by the Buyer, each member of the Buyer’s Group, their respective affiliates and their respective directors, officers, employees and agents in respect of:

(a)	any Fundamental Warranty warranted and undertaken to be true and accurate by that Seller pursuant to clauses 6.1 or 6.1 being untrue or inaccurate; or

12    Principal Sellers SPA

(b)	any fraud or wilful breach of this Agreement or any other Transaction Document (excluding the Disclosure Letter) by that Seller.

8.2
Subject to clause 7.1 and Schedule 6, from and after Completion, [***] shall [***] indemnify and keep indemnified the Buyer from, against and in respect of, the full amount of all Losses incurred by the Buyer, each member of the Buyer’s Group, their respective affiliates and their respective directors, officers, employees and agents, in respect of any General Warranty, warranted and undertaken to be true and accurate pursuant to clause 6.3, being untrue or inaccurate.

8.3
Subject to clause 13.3 from and after Completion, each Buyer shall indemnify and keep indemnified the Sellers from, against and in respect of, the full amount of all Losses incurred by a Seller, a member of such Seller’s Group, their respective affiliates and their respective directors, officers, employees and agents, in respect of:

(a)	any warranty warranted to be true and accurate by that Buyer under clause 13 being untrue or inaccurate; or

(b)	any fraud or wilful breach of this Agreement or any other Transaction Document by that Buyer.

8.4
The indemnifying party under this clause 8 shall have the right to contest any third party claim that may result in a Loss. In no event shall any indemnitee under this clause 8 consent to the entry of any judgment or enter into any settlement with respect to such claim without obtaining the prior written consent of the indemnifying party not to be unreasonably withheld or delayed. In any event, the indemnifying party and the indemnitee may participate in the contest of such claim at their own expense. The indemnifying party and the indemnitee shall cooperate fully with each other as to all such claims, shall make available to each other as reasonably requested all information, records, and documents relating to such claims, and shall preserve all such information, records and documents until the termination or resolution of any such claim.

9.	Seller Indemnity Escrow

9.1
At Completion, the Buyer, the Management Sellers’ and the Escrow Agent shall enter into the Escrow Agreement in order to provide for the Escrow Account to secure and to serve as a fund in respect of the indemnification obligations of the Management Sellers under and subject to the conditions of this Agreement and the Tax Deed.

9.2
At Completion, OPKO Inc shall deposit the Escrow Consideration Shares with the Escrow Agent to be held in the Escrow Account pursuant to the terms of the Escrow Agreement. No certificates or scrip or shares of OPKO Common Stock representing fractional shares of OPKO Common Stock or book-entry credit of the same shall be issued as part of the Escrow Consideration Shares.

9.3
Except with respect to Escrow Consideration Shares that have been distributed from the Escrow Account to the Buyer pursuant to the Escrow Agreement, and except with respect to pending Claims made against the Management Sellers in accordance with clause 8.1(a) or 8.2 of this Agreement and/or the Tax Deed on or before the expiry of the Escrow Period, the Escrow Agreement will provide that all Escrow Consideration Shares in the Escrow Account shall be distributed to the Management Sellers in accordance with the Escrow Agreement on the fifth Business Day after the expiration of the Escrow Period; provided, that with respect to any such pending Claim, promptly following resolution of such pending Claim, the amount, if any, of such pending Claim which has not been paid, which is not payable to any Claimant pursuant to clause 8.1(a) or 8.2 of this Agreement and/or the Tax Deed and/or which is not required to remain in the Escrow Account to satisfy other pending Claims made against the Management Sellers in accordance with clause 8.1(a) or 8.2 of this Agreement and/or the Tax Deed, shall be paid to the Management Sellers.

10.	Restrictions on sale of OPKO Consideration Shares

10.1	Each Seller acknowledges that:

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(a)
the OPKO Consideration Shares are “restricted securities” as defined by Rule 144 promulgated under the Securities Act, are not registered under the Securities Act or any applicable securities Laws and are being issued by the Parent to such Seller in reliance upon Regulation S promulgated under the Securities Act for offers and sales of securities outside the United States;

(b)	any sale, transfer or disposition by any Seller of any OPKO Consideration Shares into the United States may only be made:

(i)	pursuant to an effective registration statement under the Securities Act; or

(ii)	in accordance with Rule 144 of the Securities Act or another exemption from the registration requirements of the Securities Act and any other applicable securities Laws;

(c)	the OPKO Consideration Shares shall bear a restrictive legend; and

(d)
in order to remove the restrictive legend on the OPKO Consideration Shares, in connection with any sale, transfer or disposition by any Seller of any OPKO Consideration Shares, the Parent may require an opinion of counsel reasonably acceptable to it to the effect that such sale, transfer or disposition is exempt from the registration requirements of the Securities Act and any other applicable securities Laws.

11.	The Buyer’s remedies

11.1
The rights and remedies of the Buyer in respect of a breach of any of the Warranties or in respect of any claim under the Tax Deed or in respect of any breach of this Agreement shall not be affected by Completion except by a specific and duly authorised written waiver or release by the Buyer.

12.	Sellers’ Representative

12.1	Subject to clause 12.5, each Seller irrevocably appoints the Sellers’ Representative as its agent to act for and on its behalf in respect of the Transaction Documents.

12.2
Each Seller shall (to the extent within its power of procurement) procure that the Sellers’ Representative shall take such action as is required to be taken by the Sellers’ Representative as set out in the Transaction Documents.

12.3	The Sellers agree that any decision and/or action taken by the Sellers’ Representative under the Transaction Documents shall be binding on the Sellers.

12.4
The Sellers acknowledge that the Sellers’ Representative shall, on behalf of all of the Sellers , have full and irrevocable power and authority to take any action, give any consent and do or omit to do anything pursuant to the powers and authorities vested in him or contemplated by the Transaction Documents (including, as the case may be, without limitation, disputing or settling any Claim and instructing the Escrow Agent to release any amount from the Escrow Account as he shall in his absolute discretion decide).

12.5
The Sellers agree that the Sellers representing together a majority of the Sellers’ Shares sold pursuant to this Agreement may replace the designated Sellers’ Representative on the same terms of this clause 12.5 by giving 5 Business Days’ notice in writing served upon the Buyer and the Sellers’ Representative.

12.6
The Sellers acknowledge that the Sellers’ Representative shall have no liability to the Sellers (or any of them) in respect of any action taken by him or any omission to take action by him pursuant to the Transaction Documents or otherwise, except to the extent that he has acted fraudulently.

13.	Buyer Warranties

13.1	OPKO Irl warrants and undertakes to each of the Sellers that each of the following warranties is true and accurate:

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(a)	it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

(b)	it has all requisite corporate power and authority to enter into this Agreement to which it is a party and to perform its obligations under the Transaction Documents;

(c)	the signature (and, where relevant, execution and delivery) of, and the performance by it of its obligations under this Agreement will not:

(i)	result in a breach of any provision of its articles of association; or

(ii)
result in a breach of, constitute a default or require a consent under, or violate any instrument or agreement to which it is a party or any Laws or any other restrictions of any kind by which it is bound; and

(d)	this Agreement has been duly and validly authorised and executed by it and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms and conditions.

13.2	OPKO Inc warrants and undertakes to each of the Sellers that each of the following warranties is true and accurate:

(a)	it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation;

(b)	it has all requisite corporate power and authority to enter into this Agreement to which it is a party and to perform its obligations under the Transaction Documents;

(c)	the signature (and, where relevant, execution and delivery) of, and the performance by it of its obligations under this Agreement, including the issuance of the OPKO Consideration Shares, will not:

(i)	result in a breach of any provision of its articles of association (or equivalent constitutional documents); or

(ii)
result in a breach of, constitute a default or require a consent under, or violate any instrument or agreement to which it is a party or any Laws or any other restrictions of any kind by which it is bound;

(d)	this Agreement has been duly and validly authorised and executed by it and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms and conditions;

(e)
the OPKO Consideration Shares will, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, be duly and validly issued, fully paid and non-assessable, and will be free and clear of any Encumbrances, other than restrictions on resale under the Securities Act and any other applicable securities Laws;

(f)
OPKO Inc has filed with the SEC all periodic reports and other documents required to be filed by it under the Exchange Act including, and since the date of, its Annual Report on Form 10-K for the fiscal year ended 31 December, 2014 (collectively the “Public Reports”). As of their respective dates, the Public Reports were prepared in accordance with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and there have been no material changes in the business or affairs of OPKO Irl or OPKO Inc since the date of such Public Reports;

(g)
neither it, OPKO Irl nor any of their affiliates nor any person acting on their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with the offering of the OPKO Consideration Shares, and they have complied

15    Principal Sellers SPA

and will comply with the offering restrictions requirement of Regulation S. OPKO Inc is not, and as a result of the issuance of the OPKO Consideration Shares or the receipt or application of the proceeds thereof will not be, required to register under the United States Investment Company Act of 1940, as amended;

(h)
the number of outstanding capital shares of OPKO Inc, with respect to each class of capital shares and in the aggregate, has not changed by more than 5% from the information reflected in the OPKO Inc’s Form 10K for the fiscal year ended 31 December 2014 and any subsequent reports filed prior to the date of this Agreement; and

(i)
OPKO Inc has not experienced any change in or effect on the business of it or its subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of OPKO Inc or its subsidiaries taken as a whole, from the information reflected in the OPKO Inc’s Form 10-K for the fiscal year ended 31 December, 2014 and any subsequent reports filed prior to the date of this Agreement.

13.3
Except for claims against OPKO Inc for breach of the warranty at clause 13.2(e), no claim may be brought against OPKO Irl or OPKO Inc for breach of their respective warranties and undertakings in clause 13.1 or 13.2 respectively unless notice of the claim is served on OPKO Irl, or OPKO Inc, as the case may be, within 12 months of Completion.

14.	Protection of Goodwill

14.1	In this clause the following definitions apply:
“Restricted Business” means the business carried on by the Group within the [***] immediately prior to the Completion Date and those activities documented in Company records at the Completion Date as considered for further action by the Company, at that date to be carried out within [***] of Completion;
“Restricted Period” means [***] from the Completion Date; and
“Restricted Territory” means the countries and territories in which the Group Companies carry on business at Completion.

14.2
Each of the Sellers (except [***]) severally undertakes with the Buyer for its own benefit and as trustee for the benefit of each Group Company to procure that he shall not (save in the course of his employment or engagement by a Group Company), either alone or jointly with others, in any capacity:

(a)
during the Restricted Period, employ or engage any person (except [***]) who at the date of this Agreement is an employee or officer of a Group Company, or who has been an employee or officer of a Group Company in the [***] immediately preceding Completion;

(b)
during the Restricted Period, solicit to employ or engage any person who at the date of this Agreement is an employee or officer of a Group Company or who has been an employee or officer of a Group Company in the [***] immediately preceding Completion;

(c)
during the Restricted Period, intentionally do or say anything which is harmful to the goodwill (as subsisting at the date of this Agreement) of a Group Company or which is reasonably likely to lead a person who has dealt with a Group Company at any time during the [***] prior to the date of this Agreement to cease to deal with the Group Company on substantially equivalent terms to those previously offered or at all; or

(d)	at any time after the Completion Date, use in the course of business:

(i)	the name EirGen;

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(ii)	any trade mark, business or domain name, design or logo which on or before the Completion Date was or had been used by the Group; or

(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such mark, names, design or logo.

14.3
[***] undertakes with the Buyer for its own benefit and as trustee for the benefit of each Group Company to procure that for the Restricted Period he shall not (save in the course of his employment or engagement by a Group Company) solicit to employ anyone who is an employee of a Group Company or who has been such an employee in the [***] immediately preceding Completion.

14.4
Subject to clause 14.5 each of the Management Sellers undertakes with the Buyer for its own benefit and as trustee for the benefit of each Group Company to procure that he shall not, either alone or jointly with others in any capacity (save, where relevant, in the course of his employment or engagement by a Group Company),

(a)
during the Restricted Period and within the Restricted Territory, carry on or participate or assist or be engaged or concerned or interested in any Restricted Business provided that this restriction shall not prevent the Management Sellers from holding in aggregate no more than 5% of shares or debentures of a company listed on a recognised stock exchange;

(b)
during the Restricted Period and in a manner competitive to the Restricted Business, solicit or endeavour to entice away or adversely interfere with the custom of any person, firm or company who, or which is currently, or who or which has, during the [***] immediately preceding the Completion Date been, a customer of a Group Company; or

(c)
during the Restricted Period, contract or seek to contract with any person who has been contracted with or engaged to manufacture, assemble or supply or deliver goods or services to a Group Company during the [***] prior to the Completion Date, in such a way that has the effect of adversely affecting the business of a Group Company.

14.5	The Buyer acknowledges and agrees that the [***] may [***] provided that the [***] of the [***] in any [***] does not [***] and [***] in any such case without the prior written consent of the Buyer.

14.6
Each of the undertakings in clauses 14.2, 14.3 and 14.4 is considered fair and reasonable by the Buyer and Sellers, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or territory of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

14.7	Each of the undertakings in clauses 14.2 and 14.3 and 14.4 shall be construed and take effect independently of the others.

15.	Confidentiality

15.1
Subject to clause 15.2, the Sellers undertakes to the Buyer not at any time to disclose or cause to be disclosed to any person or use for any purpose any Confidential Information. This restriction shall not apply to the Management Sellers in the necessary course of their employment by a Group Company. The Buyer undertakes to each Seller to keep the terms of the Transaction Documents confidential.

15.2	A Seller may disclose Confidential Information, and the Buyer may disclose the terms of the Transaction Documents, to the extent that:

(a)	disclosure is required by the law of any Relevant Jurisdiction or pursuant to an order of a court of competent jurisdiction;

(b)
disclosure is required by any securities exchange or regulatory or governmental body to which either party or its holding company is subject, wherever situated, whether or not the requirement for information has the force of law;

17    Principal Sellers SPA

(c)	the information has come into the public domain through (i) no fault of the Sellers or any member of the Seller’s Group or (ii) no fault of the Buyer or any member of the Buyer’s Group

(d)	the information was in the possession of the person receiving it before such disclosure was made; or

(e)	the information was obtained by the Sellers from a third party who was free to divulge it;
PROVIDED THAT, excluding filings or disclosures required to be made by OPKO Inc to the SEC, before any Seller or any Buyer discloses any information pursuant to clause 15.2(a) or (b) that Seller or the Buyer shall (to the extent permitted by law) use their best endeavours to:

(i)
inform the other of the full circumstances of the disclosure and the information that will be disclosed, and take all such steps as may be reasonable and practicable in the circumstances to agree the content of such disclosure with the other party before making the disclosure;

(ii)	consult with the other as to possible steps to avoid or limit disclosure and take those steps where they would not result in significant adverse consequences to the other party; and

(iii)	where the disclosure is by way of public announcement, agree the wording with the party in advance.

15.3	The restrictions contained in this clause 15 shall apply at all times after the date of this Agreement, notwithstanding the termination or expiration of this Agreement.

15.4
The parties are entering into this Agreement in consideration of the other parties’ undertakings to comply with clauses 14.2, 14.3, 14.4 and 15. If any breach or violation of any of the provisions of clauses 14.2, 14.3, 14.4 and 15 occurs, the parties agree that damages would not be an adequate relief for such breach or violation and that injunctive relief would be reasonable and essential to safeguard the legitimate interests of the parties. Accordingly, each Seller and the Buyer acknowledges to the other that the other will be entitled to seek injunctive relief in respect of any actual or threatened breach of clauses 14.2, 14.3, 14.4 and 15 (in addition to any other remedies) by the other party and each such other party shall not object to the appropriateness of such relief being sought.

16.	Announcements

16.1
No party shall make any statement to the press or to the employees of the Group or make any other public announcement in connection with any matters referred to in this Agreement without the prior consent in writing of each other party which consent shall not be unreasonably withheld or delayed.

16.2
Clause 16.1 does not apply to a public announcement, communication or circular to be made or sent by a party if it is required by law, a regulation of a stock exchange or by any regulatory body which that party is a member of or is otherwise regulated by or subject to.

17.	Payments under this Agreement

17.1
If any payment required to be made by the Sellers under this Agreement is not made by the due date for payment, that payment shall carry interest from that due date until the date when payment is actually made at a rate of 5 per cent over Euribor.

17.2
Any payment or delivery to the Sellers’ Solicitors by or on behalf of the Buyer shall be an absolute discharge of any obligation to make such a payment or delivery to the Sellers (or any of them) and a receipt from the Sellers’ Solicitors in respect of any payments made by the Buyer shall be a good and complete discharge to the Buyer who shall not be concerned as to the distribution of such payment to the Sellers by the Sellers’ Solicitors.

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17.3	Any sum payable by the Sellers under this Agreement or the Tax Deed shall be treated as a reduction in the Consideration.

18.	Notices

18.1	Notices or other communications (a “Notice”) given in connection with this Agreement shall be:

(a)	in writing;

(b)
delivered by hand or sent by registered post to the address in clause 18.3 of the party to which the Notice is being given or to such other address as such party shall communicate to the party giving the Notice; or

(c)	sent by facsimile to the number in clause 18.3 of the party to which it is being sent or to such other number as such party shall communicate to the party giving the Notice.

18.2	Every Notice given in accordance with this clause shall be deemed to have been received as follows:

Means of Dispatch	Deemed Received
Delivery by hand:	the day of delivery;
Post:	Five Business Days after posting; and
Facsimile:	when confirmation of its transmission has been recorded by the sender’s fax machine
PROVIDED THAT if the deemed receipt is not within working hours (being 9 am to 5 pm on a Business Day) Notice shall be deemed to be given or made at the start of working hours on the next Business Day.

18.3	The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to clause 18.1 are:

Name of party	Address	Facsimile No.
OPKO Ireland Limited	Citywest Business Campus, 3013 Lake Drive, Dublin 24, Ireland
Patsy Carney (Sellers’ Representative)	The Coachyard, Newtown, Tramore, Co. Waterford
OPKO Health, Inc.	4400 Biscayne Boulevard, Miami, Florida 33137, USA Attention Legal Department

18.4	A party shall notify the other of a change to its name, relevant addressee, address or facsimile number for the purposes of clause 18.3. Such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any such change has been given.

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19.	Variation
This Agreement shall not be varied or cancelled, unless such variation or cancellation is in writing and signed by a duly authorised signatory of each of the parties to this Agreement.

20.	Costs and Expenses
Unless otherwise provided for in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement.

21.	Assignment and Successors

21.1	No Seller may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this Agreement without the prior written consent of the Buyer.

21.2
The Buyer may at any time and on one or more occasions, assign or grant any Encumbrance over its rights under this Agreement to any other member of the Buyer Group and/or agent or trustee of such member of the Buyer’s Group (such agent or trustee being for such member’s benefit only) for the time being and such assignee shall be entitled to and may enforce the benefit and rights of the Buyer under this Agreement as if it had been named as the Buyer under this Agreement provided always that such assignee shall be required to assign and transfer all rights and obligations under this Agreement to another member of the Buyer Group if that assignee or the original assignor (where the assignee is an agent or trustee for that original assignor) ceases to be a member of the Buyer Group (such assignment and transfer to be completed immediately prior to such cessation). In addition to the foregoing OPKO Inc may at any time transfer the Shares it acquires from the Sellers to OPKO Irl.

21.3	If there is an assignment, transfer, grant, declaration or dealing by a party as permitted by this clause 21:

(a)	such party shall, as soon as reasonably practicable, give Notice of such dealing to the other parties. However, failure to give such Notice shall not affect the validity of such dealing;

(b)
the amount of loss or damage recoverable by any assignee or other person entitled to the rights under this Agreement pursuant to this clause 21 shall not be greater than the amount of loss or damage which that party would have been able to recover had (a) such assignment, transfer, grant, declaration or dealing and (b) any related transfer of all or any of the Shares of any Group Company or all or any of the assets or undertaking of any Group Company not taken place.

21.4
A party may disclose information that it is otherwise required to keep confidential under clause 15 to an assignee permitted by this clause 21 provided they are subject to the same confidentiality obligations as envisaged in this Agreement in respect of the information so disclosed.

21.5	This Agreement shall be binding on and continue for the benefit of the successors, estate and personal representatives and permitted assignees (as the case may be) of each party.

22.	Waiver

22.1
A waiver by a Seller or the Buyer of any breach by the Buyer or a Seller of any of the terms, provisions or conditions of this Agreement or the acquiescence of a Seller or the Buyer in any act (whether commission or omission), which, but for such acquiescence, would be such a breach, shall not constitute a general waiver of such term, provision or condition or of any further similar breach.

22.2	Completion shall not constitute a waiver by any party of any breach of any provision of this Agreement, whether or not known to such party at the date of Completion.

23.	Further Assurance
At the request of the Buyer, each Seller shall (and shall procure (to the extent within its power of procurement) that any other necessary parties shall) execute and do all such documents, acts and things

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as may reasonably be required subsequent to Completion by the Buyer for the purpose of giving full effect to the provisions of this Agreement.

24.	Effect of Completion
The provisions of this Agreement, in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

25.	Rights, Powers and Remedies are Cumulative
The rights, powers and remedies provided for in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

26.	Invalidity
Without prejudice to clause 14.7, if at any time any provision or any part of any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, that shall not affect or impair:

(a)
the legality, validity or enforceability of any other provision of this Agreement (including the remainder of a provision, where only part of the provision is or has become illegal, invalid or unenforceable); or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

27.	Entire Agreement
Without prejudice to clause 6.13, this Agreement (together with any documents referred to in this Agreement) constitutes the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersedes any previous agreements, whether oral or in writing, made between any of the parties in relation to these transactions.

28.	Counterparts
This Agreement may be executed in any number of counterparts, each of which is an original and all of which when taken together shall constitute one and the same agreement. The expression “counterparts” shall include any executed copy of this Agreement transmitted by facsimile or portable document format (PDF).

29.	Process Agent

29.1
Ontario hereby irrevocably authorises and appoints the Sellers’ Solicitors as its authorised agent to accept service of all legal process in Ireland on its behalf and service on such appointee shall be deemed to be service on Ontario.

29.2	Ontario agree that any failure by its process agent to notify it of the legal process shall not invalidate the proceedings concerned.

29.3	Ontario further agree to maintain the Sellers’ Solicitors as its agent until 31 December 2020 or, if later, the conclusion of any legal proceedings relating to this Agreement.

30.	Governing Law and Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of Ireland and each of the parties hereby submits to the non-exclusive jurisdiction of the courts of Ireland.

21    Principal Sellers SPA

The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission. Following is a list briefly identifying the contents of all omitted schedules and exhibits:

1.    Schedule 1 - Sellers, Shares and Consideration
2.    Schedule 2 - Company and Subsidiary
3.    Schedule 3 - Properties
4.    Schedule 4 - Business to Be Transacted At Completion
5.    Schedule 5 – Seller Warranties
6.    Schedule 6 – Seller Limitations of Liability

22    Principal Sellers SPA

IN WITNESS WHEREOF the parties have executed this Agreement on the date first written above.

SIGNED and DELIVERED AS A DEED by THOMAS BRENNAN in the presence of:	__/s/Thomas Brennan____________________
Signature of Witness	__/s/Andrea O’Caoinh__________________
Name of Witness	__Andrea O’Caoinh______________________
Address of Witness	__2 Grand Canal Square__________________
__D2___________________________________
Occupation of Witness	_Trainee Solicitor________________________
SIGNED and DELIVERED AS A DEED by PATSY CARNEY in the presence of:	__/s/Patsy Carney__________________
Signature of Witness	____/s/Andrea O’Caoinh_____________
Name of Witness	____ Andrea O’Caoinh_______________
Address of Witness	__2 Grand Canal Square______________
__D2________________________________
Occupation of Witness	__Trainee Solicitor____________________
SIGNED for and on behalf of EILEEN RAGGETT by her lawfully appointed attorney, BARRIE DAISH, in the presence of and DELIVERED AS A DEED	___/s/Barrie Daish__________________
Signature of Witness	___/s/ Ian Hutchinson_______________
Name of Witness	___Ian Hutchinson___________________
Address of Witness	___2 Grand Canal Square_____________
Occupation of Witness	___Solicitor__________________________

SIGNED and DELIVERED AS A DEED by BARRIE DAISH in the presence of:	___/s/Barrie Daish__________________
Signature of Witness	___/s/Ian Hutchinson_______________
Name of Witness	___Ian Hutchinson___________________
Address of Witness	___2 Grand Canal Square______________
____________________________________
Occupation of Witness	__Solicitor___________________________
EXECUTED and DELIVERED AS A DEED by 1575773 ONTARIO INC. in the presence of:	___/s/Harcharan Singh_______________
Signature of Witness	___/s/Joshua Seor____________________
Name of Witness	___Joshua Seor_______________________
Address of Witness	___4950 Yonge St., Suite 1800__________
___Toronto, Ontario M2N6K__________
Occupation of Witness	___Lawyer___________________________

Principal Sellers SPA

Present when the common seal of OPKO IRELAND LIMITED was affixed to this deed and this deed was delivered:
_____/s/ Brian V. Elliott_____________ Director ____/s/Jim Gaul____________________ Director

Principal Sellers SPA

SIGNED for and on behalf of OPKO HEALTH, INC.
___/s/Steven Rubin__________________ Steven Rubin

Principal Sellers SPA